Exhibit 3.3

FORM OF

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EXPEDIA, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Expedia, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the amended and restated certificate of incorporation of the Corporation:

Article IV is hereby amended by adding the following new Paragraph E at the end thereof:

E. Reverse Stock Split.

(1) Upon this amendment becoming effective (the “Effective Time”), a one-for-two reverse stock split of each of the par value $0.001 Common Stock of the Corporation (“Old Common Stock”) and the par value $0.001 Class B Common Stock of the Corporation (“Old Class B Common Stock”) shall become effective, such that (a) every two (2) shares of Old Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified and combined into one (1) share of $0.001 par value Common Stock of the Corporation, subject to the treatment of fractional shares as described in paragraph (2) below, and (b) every two (2) shares of Old Class B Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified and combined into one (1) share of $0.001 par value Class B Common Stock of the Corporation, subject to the treatment of fractional shares as described in paragraph (2) below (the “Reverse Stock Split”).

(2) No fractional shares of Common Stock or Class B Common Stock, or certificates representing fractional shares of Common Stock or Class B Common Stock, shall be issued to the former holders of Old Common Stock or Old Class B Common Stock as a result of the Reverse Stock Split. Stockholders that otherwise would be entitled to receive fractional shares of Common Stock or Class B Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional shares upon the submission of a properly completed and duly executed transmittal letter and, where the Common Stock is held in certificated form, the surrender of the stockholder’s certificates that immediately prior to the Effective Time represented shares of Old Common Stock or Old Class B Common Stock (or if

the stockholder alleges that such certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), as applicable, (x) in the case of fractional shares of Common Stock, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all such fractional shares otherwise issuable and (y) in the case of fractional shares of Class B Common Stock, in an amount equal to such fraction multiplied by the fair value of a share of Class B Common Stock at the Effective Time, as determined by the Board of Directors of the Corporation.

(3) Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock, as applicable, represented by such certificate shall have been reclassified and combined; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall receive, upon surrender of such certificate (or lost certificate affidavit and agreement) as described in paragraph (2) above, a new certificate representing the number of whole shares of Common Stock or Class B Common Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock represented by such certificate shall have been reclassified and combined together with the cash in lieu of fractional shares as described in paragraph (2) above.

SECOND: That at the annual meeting of the stockholders of the Corporation held on             , 2011 called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of the requisite voting power of the outstanding shares of capital stock of the Corporation voted in favor of such amendment.

THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall become effective at             , Eastern Standard Time, on             , 2011.

[signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by                     , its                     , this      day of             , 2011.

EXPEDIA, INC

By:
Name:
Title: